EXHIBIT 10.1

Second Amendment to the
Option Agreement for Purchase of Line No. 1904 Facilities

    This Second Amendment to the Option Agreement for Purchase of Line No. 1904 Facilities is entered into as of the 7th day of December 2012, between Cadiz, Inc. (“Cadiz”), and El Paso Natural Gas Company, L.L.C. (“EPNG”) (collectively, the “Parties”).

    WHEREAS, the Parties executed the original Option Agreement for Purchase of Line No. 1904 Facilities (“Option Agreement”) on September 8, 2011; and

    WHEREAS, the Parties executed the First Amendment to the Option Agreement for Purchase of Line No. 1904 Facilities (“Option Agreement”) on February 8, 2012; and

    WHEREAS, Cadiz and EPNG desire to extend the Option Period through April 9, 2014, to revise the description of the pipeline facilities covered by the Option, to revise the Purchase Price, and to add provisions relating to the portion of the pipeline facilities that are no longer included in the original option, including provisions for a payment by EPNG to Cadiz of Ten Million Dollars if EPNG files to abandon certain natural gas pipeline facilities in California  on or before December 31, 2015 or the issuance of a new option for Cadiz to purchase that portion of the pipeline facilities for a payment of TWENTY MILLION DOLLARS if EPNG has not filed to abandon the natural gas pipeline facilities  by that date, all as described in more detail herein.

    In consideration of the mutual covenants and conditions hereinafter contained, Cadiz and EPNG hereby agree as follows:

    Section 1 of the Option Agreement shall be revised to include the following new definitions:

    “Additional Payment” has the meaning set forth in Section 4.B.

    “Additional Option” has the meaning set forth in Section 4.C.

    “Retained Pipeline” has the meaning set forth within the definition of the “1904 Pipeline.”

    “Retained Pipeline Purchase Price” has the meaning set forth in Section 4.C.

    The definition of the “1904 Pipeline” in Section 1 of the Option Agreement is amended to read as follows:

    “1904 Pipeline” shall be that portion of the All American Pipeline and facilities, inclusive of all appurtenant easements, rights of way and fixtures, whatever they may be, as well as EPNG’s interests in any fee or leased property underlying such portion of the pipeline and facilities, located within the State of California and commencing at a point near the beginning of the 1904 Pipeline at a point in the unincorporated community of Cadiz, in eastern San Bernardino County and terminating at a point in the immediate vicinity of the City of Barstow at the intersection of Radio Road and Irwin Road (shown and labeled as “Option Area 2” on the map attached hereto as Exhibit A). The portion of the All American Pipeline extending westward from that point and terminating at a point near the unincorporated community of Wheeler Ridge in Kern County, will hereinafter be referred to as the “Retained Pipeline.”  The Retained Pipeline shall not be considered a part of the 1904 Pipeline.

    The definition of the “Purchase Price” in Section 1 of the Option Agreement is amended to read as follows:

    “Purchase Price” has the meaning set forth in Section 4 of the Option Agreement, as amended in the Second Amendment to the Option Agreement.

    Section 2 of the Option Agreement is amended to read as follows:

2.
Option.  In consideration for the payment by Cadiz of the sum of One Million and Seventy Thousand Dollars ($1,070,000) (the “Option Payment”), receipt of which by EPNG  is hereby acknowledged,  EPNG hereby gives and grants to Cadiz the exclusive right and option (the “Option”) to elect to purchase the 1904 Pipeline on the terms set forth herein. For the avoidance of doubt, the purchase option will not include the Retained Pipeline, and except as provided in Section 4.C. below, Cadiz shall have no rights to purchase the Retained Pipeline.  The Option Payment is non-refundable and will be forfeited in the event that Cadiz fails to exercise the Option.

    Section 3 of the Option Agreement is amended to read as follows:

3.
Option Period.  The Option may be exercised by Cadiz by giving EPNG written notice of such exercise (the “Exercise Notice”) in the manner set forth in Section 9 below.  Cadiz may exercise the Option at any time before the expiration of the Option Period, which commenced upon the execution of the Option Agreement on September 8, 2011 and which will continue until 5 p.m., Mountain Time, on April 9, 2014 (the “Option Period”). Until the expiration of the Option Period, Cadiz shall evaluate the feasibility of using the 1904 Pipeline to convey water, recycled water, wastewater and brine (hereinafter “Water”) by, among other things, conducting Due Diligence Review as set forth in Section 5, and Inspections and Testing in Section 6.

    Section 4 of the Option Agreement is amended to read as follows:

4.
A. Purchase Agreement; Purchase Price.  In the event that Cadiz elects to exercise the Option, then within three (3) business days following EPNG’s receipt of the Exercise Notice, EPNG and Cadiz shall enter a revised version of the Purchase Agreement, with the revised descriptions of the 1904 Pipeline set forth in this Second Amendment, and the revised Purchase Price, but which shall otherwise be in the form of the Purchase Agreement attached to the Option Agreement.  The Purchase Agreement shall provide for a purchase price of ONE (1) DOLLAR, plus all Option amounts previously paid.

B. Additional Payment to Cadiz. If at any time on or prior to December 31, 2015 EPNG files an application under Section 7(b) of the Natural Gas Act and Section 157.18, or  157.5 et seq. of the regulations of the Federal Energy Regulatory Commission, or such successor provisions as may be applicable at the time of filing, to abandon from natural gas service that portion of the All American Pipeline that was previously converted to natural gas service and which is known as “Line 1903”, EPNG shall make an additional payment to Cadiz in the amount of Ten Million Dollars ($10,000,000), (the “Additional Payment”) payable on the date the abandonment application is filed. EPNG shall notify Cadiz in writing of the filing no later than at the time of the filing and shall make the payment of the $10,000,000 to Cadiz by wire transfer to the Cadiz account designated by Cadiz within 72 hours of the filing. If EPNG should file an abandonment application at any time after December 31, 2015, under Section 7(b) of the Natural Gas Act and Section 157.18, or 157.5 et seq. of the regulations of the Federal Energy Regulatory Commission, or such successor provisions as may be applicable at the time of filing, to abandon from natural gas service that portion of the All American Pipeline that was previously converted to natural gas service and which is known as “Line 1903”, EPNG shall make no additional payment in any amount to Cadiz or any other party.

C. Additional Option for Purchase of the Retained Pipeline.  Unless EPNG has made the abandonment application  described in Section 4.B of this Option Agreement, as amended, by December 31, 2015, then on January 1, 2016 Cadiz shall have an option to purchase the Retained Pipeline from EPNG (the “Additional Option”) for a purchase price of Twenty Million Dollars ($20,000,000) (the “Retained Pipeline Purchase Price”) under terms and conditions that are identical to those contained in the Purchase Agreement attached to this Option Agreement (as adjusted to reflect the different pipeline facilities that are covered by the Additional Option and the Retained Pipeline Purchase Price”).  This Additional Option period shall expire at 5 p.m., Mountain Time, on December 31, 2018. Cadiz shall not be required to make any payment for such Additional Option, it being recognized and confirmed by the Parties that the mutual commitments and obligations of the Parties contained in this Second Amendment shall constitute sufficient consideration for the Additional Option.

Except as otherwise provided in the First Amendment and in this Second Amendment, all of the provisions of the Option Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

This Agreement may be executed in any number of counterparts, without the necessity that all parties execute the same counterpart, which when so executed and delivered, shall constitute one and the same agreement.  Counterparts to this Agreement may be transmitted by facsimile with the same effect as if they had been manually signed and delivered.

IN WITNESS WHEREOF, the Parties have duly executed this Second Amendment to the Option Agreement of as of the date first set forth above. The persons executing this Second Amendment are duely authorized and empowered by their respective company (Party) to execute this Second Amendment.  The parties may execute this Second Amendment on separate pages attached here to.

EL PASO NATURAL GAS COMPANY, L.L.C. By: /s/ Gregory W. Ruben Gregory W. Ruben Vice President, Business Development
CADIZ, INC. By: /s/ Scott Slater Scott Slater President